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                                                                    Exhibit 99.1
CONTACT:
Peter S. Garcia,
Senior Vice President and
Chief Financial Officer
Hyseq, Inc.
408-746-4574


FOR IMMEDIATE RELEASE

                  HYSEQ ANNOUNCES $21 MILLION PRIVATE PLACEMENT

SUNNYVALE, CA, August 30, 2001 -- Hyseq, Inc. (Nasdaq: HYSQ) today announced the completion of a private placement from which the company received gross proceeds of approximately $21.3 million. Investors in the private placement included selected institutional and individual investors including Narragansett Asset Management, Vulcan Ventures, Dr. George Rathmann, other board members, and senior management of Hyseq.

Under the terms of the financing, Hyseq sold approximately 3.04 million shares of newly issued common stock at $7.00 per share to accredited investors. The company also issued warrants to the investors to purchase approximately 1.52 million shares of common stock at $10.50 per share, a 50 percent premium to the per unit purchase price on the closing date, which may be adjusted to $7.95 per share based on certain future issuances.

The securities were sold to accredited investors in a private placement pursuant to Section 4(2) under the Securities Act of 1933, as amended. The securities have not been registered under the Act and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements.

Hyseq is engaged in research and development of novel biopharmaceutical products from its collection of proprietary genes discovered using its high-throughput screening-by-hybridization platform. Hyseq's screening-by-hybridization platform provided a significant advantage in discovering novel, rarely-expressed genes, and assembly of one of the most important proprietary databases of full-length human gene sequences. Hyseq is expanding and accelerating its research activities to further elucidate the role of novel genes in its proprietary database. Hyseq's database includes genes which encode a number of therapeutically important classes of molecules including chemokines, growth factors, stem cell factors, interferons, integrins, proteases, hormones, receptors and other potential protein therapeutics or drug targets. Information about Hyseq is available at http://www.hyseq.com/or by phoning (408) 524-8100.